EXHIBIT 2
AMENDMENT NUMBER 1 TO
REGISTRATION RIGHTS AGREEMENT
     This AMENDMENT NUMBER 1 TO REGISTRATION RIGHTS AGREEMENT, dated as of May 15, 2007 (the “Amendment”), amends that certain Registration Rights Agreement dated September 8, 2006, among Geokinetics Inc., a Delaware corporation, Avista Capital Partners, L.P., a Delaware limited partnership and Avista Capital Partners (Offshore), L.P., as set forth below. Capitalized terms not otherwise defined herein shall have the meanings specified for such terms in the Agreement.
     1. The definition of “Registrable Shares” in the Agreement is hereby amended and restated to read in its entirety as set forth below:
     “Registrable Shares” means, at any time, the Common Stock (including, but not limited to, the Common Stock acquired upon conversion of Preferred Stock of the Company) and Preferred Stock of the Company owned by the Holders, whether owned on the date hereof or acquired hereafter; provided, however, to the extent any determination of the number or percentage of Registrable Shares is made under the terms of this Agreement, all Preferred Stock shall be included with all Common Stock on as converted basis for the purpose of any such determination; provided, further, that Registrable Shares shall not include any shares (i) the sale of which has been registered pursuant to the Securities Act and which shares have been sold pursuant to such registration or (ii) which have been sold pursuant to Rule 144 under the Securities Act.
     2. This Amendment shall apply only to the Avista Holders, provided, that Levant America S.A. may elect to become a party to this Amendment by giving written notice of such election in the manner provided in Section 4.1 of the Agreement.
     3. In consideration of the inclusion of shares of Common Stock owned by the Avista Holders within the definition of Registrable Securities herein, the Avista Holders hereby waive their right to have any of their shares of Common Stock included within the definition of Registrable Securities under the Registration Rights Agreement dated as of May 2, 2003 among Geokinetics Inc. and the parties named therein and acknowledge that they shall not be entitled to any rights under such Agreement.
     4. All other terms and provisions of the Agreement shall remain in full force and effect.
     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the date first written above.

GEOKINETICS INC.
By:	/s/ David A. Johnson
David A. Johnson
President and Chief Executive Officer

AVISTA CAPITAL PARTNERS, L.P.

By:	AVISTA CAPITAL PARTNERS GP, LLC,
its general partner

By:	/s/ Robert Cabes
Robert Cabes

Address:
1000 Louisiana Street, Suite 1200
Houston, Texas 77002
Telecopy: (713) 328-1097
Attention: Robert Cabes

AVISTA CAPITAL PARTNERS (OFFSHORE), L.P.

By:	AVISTA CAPITAL PARTNERS GP, LLC,
its general partner

By:	/s/ Robert Cabes
Robert Cabes

Address:
1000 Louisiana Street, Suite 1200
Houston, Texas 77002
Telecopy: (713) 328-1097
Attention: Robert Cabes

Copy to:

King & Spalding LLP
1100 Louisiana, Suite 4000
Houston, Texas 77002
Telecopy: (713) 751-3290
Attention: Steve Rubin, Esq.